Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 17, 2022, with respect to the financial statements of Eagle Point Income Company Inc., including the statement of assets and liabilities, schedule of investments, as of December 31, 2021, the related statements of operations, comprehensive income and cash flows for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended, and the related notes (collectively, the financial statements), and the financial highlights for each of the years in the three-year period then ended, the period from October 16, 2018 through December 31, 2018, and the period from October 4, 2018 (commencement of operations) through October 15, 2018, and the accompanying supplemental information, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ KPMG LLP

New York, New York

December 15, 2022